Preliminary Terms Sheet (To the Prospectus dated September 21, 2005, Prospectus Supplement dated September 22, 2005)	Free Writing Prospectus, Filed Pursuant to Rule 433 Registration No. 333-126811 September 29, 2006

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Barclays Bank PLC

100% Principal Protected Digital Plus Notes due October 27, 2011

linked to the Performance of a Diversified Basket of Commodities

Medium-Term Notes, Series A, No. C015

Principal Protected

At Maturity, you will receive a return linked to the performance of a basket of five commodities (brent crude, silver, zinc, nickel and copper) in equally weighted allocations. A more detailed description is available in the Prospectus, Prospectus Supplement and Pricing Supplement. The Notes are principal protected only if held to maturity. Your investment in the Notes could decrease in value.

Issuer	Barclays Bank PLC

Issuer Rating	Currently AA by S&P and Aa1 by Moody’s

Currency	USD

Principal Amount per Note (“Principal”)	$1,000

Initial Valuation Date	October 24, 2006

Issue Date	October 27, 2006

Final Valuation Date	October 24, 2011

Maturity Date	October 27, 2011

Basket	A diversified commodities basket consisting of five commodities (brent crude, silver, zinc, nickel and copper) in equally-weighted allocations (each, a “basket commodity” and collectively, the “basket commodities”).

Payment at Maturity

If you hold your Notes to maturity, for each Note you will receive a cash payment determined as follows:

•      if the basket performance is greater than 60%, you will receive your principal amount plus the product of (i) the principal amount of your Notes and (ii) the basket performance;

•      if the basket performance is greater than 0% and less than or equal to 60%, you will receive $1,600.00 per Note; and

•      if the basket performance is less than or equal to 0%, you will receive the principal amount of your Notes.

The return on your notes will be positive only if the basket performance is positive.

Basket Performance	The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket commodities from and including the initial valuation date to an including the final valuation date calculated as follows:

C(i) Initial = Reference price of each basket commodity on the initial valuation date as set forth in the chart below;
C(i) Final = Reference price of each basket commodity on the final valuation date;
W(i) = Weighting of each basket commodity set forth in the chart below.

	i	Sector	Commodity	Weight W(i)	Commodity Reference Price

	1	Energy	Brent Crude	20%	The official cash settlement price per barrel of IPE brent blend crude oil on ICE Futures of the futures contract in respect of the first nearby month, stated in U.S. dollars, as determined by the ICE Futures and displayed on Bloomberg as “CO1” or on Reuters as “LCOc1”

	2	Precious Metals	Silver	20%	The Silver fixing price per troy ounce of unallocated Silver bullion for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as determined by LBMA and displayed on Bloomberg as “SLVRLN” or on Reuters as “XAGFIX =”.

	3	Base Metals	Zinc	20%	The official cash settlement price per ton of Special High Grade Zinc on the LME, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg as “LOZSDY” or on Reuters as “MZN0”.

	4	Base Metals	Nickel	20%	The official cash settlement price per ton of Primary Nickel on the LME, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg as “LONIDY” or on Reuters as “MNI0”

	5	Base Metals	Copper	20%	The official cash settlement price per ton of Copper–Grade A on the LME, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg as “LOCADY” or on Reuters as “MCU0”.
Settlement	DTC, Book entry, Transferable

Trustee and Paying Agent	Bank of New York

Cusip Number	06738C MS 5

ISIN	US06738CMS51

Coupon	We will not pay you interest during the term of the Notes.

Business Days	New York

Business Day Convention	Modified Following

Calculation Agent	Barclays Bank PLC

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated September 21, 2005, the prospectus supplement dated September 22, 2005, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor–Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction and is for informational purposes only. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Any names and logos used herein that are service marks or trademarks are used with the permission of their respective owner.

Barclays Capital–the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.